PURCHASE AGREEMENT

                           BETWEEN


AEI REAL ESTATE FUND XVI LIMITED PARTNERSHIP

                             AND


HOME DEPOT U.S.A., INC.



                  CONTENTS OF PURCHASE AGREEMENT
1  Purchase Price

2  Earnest Money

3  Right of Entry

4  Conditions Precedent

5  Due Diligence and Approval Period Extensions

6  Closing

7  Conveyance of Title

8  Closing Costs

9  Prorations

10 Casualty and Condemnation

11 Buyer's Representations and Warranties

12 Seller's Representations and Warranties 13 Default

14 Brokers

15 Seller's Affirmative Obligations

16 Miscellaneous

17 Notices

18 Non-Foreign Certificate





                        PURCHASE AGREEMENT
   THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into by and between AEI REAL ESTATE FUND XVI LIMITED PARTNERSHIP, a Delaware limited partnership, acting by and through its corporate general partner AEI Fund Management XVI, Inc., a Minnesota corporation
("Seller") and HOME DEPOT U.S.A., INC., a Delaware corporation
("Buyer").

                         WITNESSETH THAT:
A. Seller is the owner of an undivided forty percent (40%) interest in a certain outparcel located in an existing shopping center development commonly known as "Barrett Station Shopping Center" located at the northwest corner of Barrett Station Road and Manchester Road in unincorporated St. Louis County, Missouri (the "Shopping Center"), which outparcel consists of approximately 1.4 acres currently improved with an existing one (1) story restaurant building approximately as depicted on the drawing attached hereto as Exhibit A and legally described on Exhibit Battached hereto. The outparcel described in the preceding sentence, together with all rights, easements and appurtenances pertaining thereto, and all buildings, improvements, trees, bushes, landscaping, foliage and crops located thereon, is collectively referred to herein as the "Property". The remaining undivided sixty percent (60%) interest in the Property is owned by AEI Real Estate Fund XV Limited Partnership, a Delaware limited partnership ("AEI Fund XV"). The Property is currently leased to Fuddrucker's, Inc., a Texas corporation (the "Tenant").

B. Seller now desires to sell, and Buyer desires to buy, all of Seller's right, title and interest in and to the Property upon and subject to the terms and conditions set forth in this Agreement.

   NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell and Buyer agrees to buy the Property from Seller, on the terms and under the conditions set forth in this Agreement.

1. Purchase Price

The purchase price for Seller's right, title and interest in the Property (the "Purchase Price") shall be SIX HUNDRED FORTY THOUSAND DOLLARS ($640,000.00), which shall be paid by Buyer in cash or immediately available funds at Closing (as hereinafter defined), less any credits as stated in this Agreement.

2. Earnest Money

   Buyer shall deposit with the Title Company (as hereinafter defined), within five (5) business days after the Effective Date of this Agreement (as defined in Section 16(l)hereof), an earnest money deposit of TEN THOUSAND DOLLARS ($10,000.00) (which deposit, together with all interest earned thereon, shall be collectively referred to herein as the "Earnest Money"). Buyer may, at its option, direct the Title Company to invest the Earnest Money in an interest bearing account designated by Buyer. The Earnest Money shall be held in escrow by the Title Company to be applied as a credit against the Purchase Price at Closing or disbursed in accordance with this Agreement. If a dispute arises concerning distribution of the Earnest Money, the Title Company may apply to a court of competent jurisdiction for an order directing distribution of the Earnest Money or other escrow funds. Except as otherwise expressly provided in this Agreement, the Earnest Money shall be refundable to Buyer upon termination of this Agreement pursuant to failure to satisfy any condition precedent listed in this Agreement.

3. Right of Entry

At Buyer's sole cost and expense, Buyer and its agents and representatives may, at all times before Closing, enter the Property for any lawful purpose, including but not limited to, the right to inspect, examine, and perform topographical surveys, soil tests, borings, percolation tests, environmental studies and all other tests needed to determine surface, subsurface, topographic and environmental conditions and the general useability of the Property for Buyer's purposes. Buyer shall use reasonable efforts to promptly restore the Property to its condition existing prior to Buyer's entry. Buyer shall indemnify and hold Seller harmless from all loss, cost, damage and expense (including reasonable attorneys' fees) resulting from any of the activities conducted or authorized by Buyer and its agents and representatives described in this Section 3.

The parties acknowledge that they previously entered into that certain Access Agreement with AEI Fund XV and Tenant (the "Access Agreement"). In addition to providing Buyer with the consent of all parties thereto to enable Buyer's access to the Property prior to the Effective Date of this Agreement, the Access Agreement provided Buyer with Tenant's consent to the right of entry pursuant to this Section 3 without requiring any further approval by Tenant with respect thereto provided that Buyer complies with the continuing conditions attached to such consent as provided in Section 3 of the Access Agreement. Buyer shall also continue to comply with the advance notice provisions of Section 2 of the Access Agreement prior to Buyer's exercise of the right of entry hereunder.

4. Conditions Precedent

   Seller acknowledges that Buyer's intended use ("Use") of the Property is in conjunction with Buyer's demolition of the existing improvements in the Shopping Center and the development, construction and operation of a home improvement center (and other development if shown on Buyer's tentative site plan for the Property). The center (and other development, if any) shall be referred to in this Agreement as the "Project". This Section 4 sets forth conditions precedent ("Conditions") to Buyer's obligation to Close this transaction. For each Condition, if Buyer does not expressly notify Seller in writing within the time period stated for the Condition that Buyer is waiving the Condition or that Buyer is satisfied with the matters covered by the Condition (which satisfaction and the terms imposed thereon or relative thereto shall be at the sole and absolute discretion of Buyer), this Agreement shall terminate, and the Earnest Money (including all interest accrued thereon) shall be refunded to Buyer, and this Agreement shall be deemed of no further force or effect. If Buyer determines that any Condition will not be satisfied within the time period specified, Buyer need not wait until the time period elapses, but may so notify Seller and terminate the Agreement at the time of Buyer's determination.

   CONDITION 1 Title Insurance. Not later than twenty (20) days after the Effective Date, Buyer shall, at its expense, obtain a current title insurance commitment ("Title Commitment") for the Property issued by Commonwealth Land Title Insurance Company (the "Title Company"). Within thirty (30) days after Buyer's receipt of the last of the following items (a) the Title Commitment, (b) the Survey, and (c) legible copies all plats, documents, instruments or agreements appearing as exceptions in the Title Commitment, referenced on the Survey or otherwise affecting title to the Property, Buyer shall notify Seller of any exceptions or terms in the Title Commitment which are not acceptable to Buyer or any objections to matters appearing in or omitted from the Survey. Title exceptions or Survey matters which Buyer does not designate as unacceptable shall be deemed "Permitted Exceptions". Within ten (10) business days after receipt of Buyer's list of Permitted Exceptions (and unacceptable exceptions and Survey matters), Seller shall provide Buyer a list of unacceptable exceptions and Survey matters which Seller does not intend to cure, remove or cause the Title Company to delete, failing which Seller shall be deemed to have elected to not cure, remove or cause the Title Company to delete such unacceptable exceptions and Survey matters. Thereafter, if Seller and Buyer cannot agree on a final list of Permitted Exceptions within ten
(10) business days after Buyer receives Seller's list or by the end of the 10-day period described in the immediately preceding sentence, whichever occurs first, then this Agreement shall be deemed terminated, the Earnest Money shall be promptly returned to Buyer and neither party shall have any further rights or obligations hereunder except as otherwise expressly provided herein.

   As a condition to Closing, the Title Company shall be prepared to issue to Buyer at Closing a title insurance policy ("Title Policy") in its then current standard ALTA Form in an amount equal to the Purchase Price, and containing no exceptions other than the Permitted Exceptions. The Title Policy shall include the following endorsements or affirmative insurance, as the case may be, unless otherwise approved by Buyer: (i) an extended coverage endorsement removing the general or standard exceptions from the Title Policy; (ii) an access endorsement insuring that the Property has unrestricted and unqualified legal, pedestrian and vehicular access to the publicly dedicated roadways known as Barrett Station Road and Manchester Road; (iii) a contiguity endorsement insuring contiguity between all parcels comprising the Property with no gaps or gores and between the Property and any adjacent parcels to which the Property has appurtenant easements and rights; (iv) an ALTA zoning endorsement form 3.0; (v) if for any reason the legal description(s) of the Property on the Survey is different than the legal description(s) of the Property in the Title Commitment, a survey identicality endorsement insuring that the legal descriptions describe one and the same property; (vi) a creditor's rights endorsement deleting all creditor's rights exclusions; (vii) if any portion of the Property is covered by covenants or restrictions, a restrictions endorsement will be required; (viii) affirmative insurance insuring that Buyer (and the Property) has the benefit of all easements and appurtenant rights benefitting the Property whether created before or in conjunction with the Closing; and (ix) a pending improvements endorsement in an amount determined by Buyer prior to closing. Seller agrees to take all actions and execute all customary documents reasonably required by the Title Company to enable the Title Company to issue the foregoing endorsements. A document shall not be reasonably required in the preceding sentence if Seller is required to state, certify or otherwise indicate any fact or matter which Seller knows to be untrue or which Seller cannot qualify same to the best of its knowledge. Nothing in the two preceding sentences shall obligate Seller to incur any costs or expenses in connection with any cure or removal of conditions of title which Seller did not agree to do pursuant to the procedure outlined in the first grammatical paragraph of this Condition 1. As to Title Company's customary GAP Undertaking required to cause the Title Company to issue Buyer the Title Policy on the Closing Date, Buyer acknowledges that Seller shall execute same only to the extent its liability is limited to the acts of Seller or any party claiming by, through or under Seller.

CONDITION 2  Survey.   Within thirty (30) days after the Effective Date,
Buyer shall, at its expense, cause to be prepared a topographic and boundary line survey, surveyor's report and surveyor's certificate (collectively the "Survey"). The Survey shall: (i) be prepared by a registered land surveyor licensed in the state in which the Property is located that is acceptable to Buyer; (ii) show the location of all recorded easements listed on the Title Commitment and all unrecorded easements; (iii) be certified to the Title Company, Buyer, and Buyer's counsel in accordance with ALTA/ACSM standards; (iv) be prepared pursuant to Buyer's Site Criteria Requirements (Southeast, Northeast, Midwest edition, prepared by Greenberg Farrow Architecture dated March 1987, last revised April 19, 1996); and (v) be sufficient for removal of the Title Policy survey exceptions. The Survey may, at Buyer's option and expense, be updated prior to Closing, which updated Survey shall contain no information that would result in any exceptions to the Title Policy other than the Permitted Exceptions.

CONDITION 3 Existing Documentation. Within five (5) business days after the Effective Date, Seller shall deliver to Buyer all of the following documentation related to the Shopping Center or the Property in Seller's possession, if any: (i) copies of all existing surveys, title policies documents or instruments of record and any other title related materials; (ii) plans and specifications for the existing improvements (as-builts, if available); (iii) the most recent real estate tax bills and assessment notices; (iv) all feasibility studies, soil reports, environmental audits and any other appraisals, inspections, tests, reports, studies or information; (v) asbuilt drawings of underground utilities located on the Property; (vi) copies of all leases, tenancies and rental agreements with respect to the Property (including, without limitation, the Lease (as hereinafter defined)), and all written modifications, extensions, amendments and guaranties thereof; (vii) copies of all permits, licenses and approvals issued by any governmental authority related to the ownership or operation of the Property; and (vii) copies of all written (or written descriptions of any oral) contracts related to the Property pursuant to which goods, services and supplies are furnished, or persons are employed on a continuing basis, for the operation of the Property including, without limitation, equipment leases and guaranties or warranties in effect with respect to the Property or any portion thereof. Buyer acknowledges that the Existing Documentation will serve to benefit Buyer in connection with its due diligence investigations of the Property. However, if Seller does not have any of the foregoing materials in its possession, it shall so notify Buyer in the correspondence transmitting the materials that it does have in its possession, if any, and Seller shall thereafter be released from any other delivery obligation hereunder with respect to such materials and shall in no event be deemed in default hereunder for the failure to produce such materials.

CONDITION 4 Utilities. Not later than ninety (90) days after the Effective Date (which 90-day period shall be referred to in this Agreement as the "Due Diligence Period"), Buyer shall determine to its satisfaction whether (a) all utility services (including, without limitation, lines, equipment and facilities) necessary for the construction and operation of the Project, including but not limited to water, telephone, sanitary sewer, storm sewer and/or storm water detention areas, facilities or rights, natural gas and electricity, are available and sufficient for development of the Project, and (b) Buyer may obtain all such utility services solely by paying such fees as are satisfactory to Buyer; provided, however, that nothing in this Condition 4 shall limit the terms of Condition 9 hereof insofar as any utility/engineering approvals, permits, agreements, etc. are required, it being expressly understood that such matters shall be deemed to be included in Condition 9 to be satisfied or waived within the Approval Period (as hereinafter defined).

CONDITION 5 Executive Committee Approval. Within the Due Diligence Period, Buyer shall obtain approval of its Real Estate Executive
Committee with respect to this transaction.

CONDITION 6  General Feasibility.   Within the Due Diligence Period,
Buyer shall determine to Buyer's satisfaction that the Property is otherwise suitable for the Project and that there exists no facts, matters or circumstances concerning the Shopping Center or the Property that are unacceptable to Buyer in Buyer's sole and absolute discretion.

CONDITION 7 Environmental Condition. Within the Due Diligence Period, Buyer shall determine whether the environmental condition of the Property is acceptable to Buyer. Buyer's obligation to Close is expressly conditioned upon the absence of any regulated wetlands or protected areas within the property.

CONDITION 8 Rezoning. Within one hundred eighty (180) days after the Effective Date (which 180-day period shall be referred to in this Agreement as the "Approval Period"), Buyer, at Buyer's cost and expense, shall either rezone the Property from its existing zoning classification to the zoning classification applicable to the Use, determine to Buyer's satisfaction that the Property may be rezoned to the zoning classification applicable to the Use, or determine that the existing zoning classification is acceptable to Buyer.

CONDITION 9 Permits and Approvals. Within the Approval Period, Buyer shall either obtain or determine to Buyer's satisfaction that Buyer may later obtain all land use, site plan, zoning/PUD, building code, building, subdivision/consolidation, development, on-site or off-site improvements, environmental/wetlands, landscaping, parking, signage, traffic, traffic signalization, access, driveway, curb cut, engineering, utility, design, fencing, screening, use, outside sales and display areas and any other related approvals, consents, requirements, variances, permits, licenses, certifications, authorizations, plats, clearances, agreements, services, assurances and relief (whether foreseen or unforeseen) of any kind or nature whatsoever from other owners or tenants in the Shopping Center, if and to the extent necessary, from all applicable governmental and quasi-governmental authorities and from all applicable utility agencies, districts or companies as may be necessary or required in connection with the development, construction and use of the Property in accordance with the Use. At no cost to Seller, Seller agrees to cooperate with Buyer in connection with Buyer's efforts pursuant to this Condition 9 and agrees to do all things reasonably necessary including, without limitation, timely review submittals and execute all applications or other documents required of ownership. Buyer agrees that any rezoning which would serve to restrict the present land uses available with respect to the Property shall become effective only on Buyer's acquisition of fee simple title to the Property.

CONDITION 10 Other Property in Shopping Center.   Within the Due
Diligence Period, Buyer shall enter into such agreements (collectively, the "Acquisition Agreements") as may be necessary to acquire (or acquire the right to use) all other parcels of real estate within the Shopping Center as Buyer may require for the Project and the Use in its sole and absolute discretion (the "Other Parcels"). Buyer's obligation to close the transaction contemplated hereunder shall be subject to and conditioned upon the occurrence of the following events at or prior to the Closing Date (as hereinafter defined): (i) Buyer's closing and acquisition of fee simple title to such Other Parcels including, without limitation, the undivided 60% interest in the Property owned by AEI Fund XV (in the case any such Acquisition Agreement is a purchase agreement); (ii) any non-purchase Acquisition Agreement being in full force and effect and constituting the legal, valid and binding obligation of the parties thereto other than Buyer, enforceable against such other parties in accordance with their respective terms; and (iii) Buyer amending or terminating any existing operational documents affecting the Shopping Center (including, without limitation, any type of reciprocal easement and operation agreement affecting the Property) as required by Buyer in the event such operational documents are determined by Buyer to adversely affect the Project or the Use; provided, however, that the effective date of any such documents shall be conditioned upon the Closing hereunder.

CONDITION 11 Lease Termination.

(a) The parties acknowledge that the Property is subject to that certain Net Lease Agreement dated February 1, 1988 (the "Lease") between Seller, AEI Fund XV and Tenant, as successor in interest to the original named tenant, Discus of St. Louis, Inc, which Lease has an original term fixed to expire on January 31, 2008 and granted Tenant an option to purchase the Property. Buyer's obligation to close this transaction is subject to and conditioned upon: (i) the execution of a lease termination agreement by Seller, Buyer and Tenant in form and substance satisfactory to Seller, Buyer and Tenant within the first thirty (30) days of the Due Diligence Period; (ii) the termination of the Lease on or before the Closing Date; and (iii) the vacation and surrender of possession of the premises demised under the Lease by Tenant on or before the Closing Date.

      (b) Within the first thirty (30) days of the Due Diligence Period, Seller, Buyer and Tenant shall negotiate and execute a lease termination agreement which shall be satisfactory in form and substance to Seller, Buyer and Tenant and shall provide, among other things:

      (i) for the unconditional termination of the Lease and Tenant's tenancy effective upon the closing of the transaction contemplated under this Agreement;

      (ii) an express acknowledgment (1) that Buyer is an intended, direct third party beneficiary of such lease termination agreement and that Buyer would suffer substantial damages in the event Tenant took any action inconsistent with the terms of such lease termination agreement the affect of which would be to delay the demolition of the improvements on the Property and the development of Buyer's Project, and (2) providing Buyer with the right to enforce all rights and remedies available at law or in equity resulting from Tenant's default thereunder directly against Tenant to enforce the termination of its tenancy, to regain possession of the Property and for any damages incurred by Buyer resulting therefrom;

      (iii) that, for as long as this Agreement is in full force and effect or any period during which good faith negotiations of terms for this transaction continue between Buyer and Seller, Tenant shall not have the right to exercise the purchase option under the Lease;

      (iv) obligating Tenant to vacate and surrender possession of the Property on the Closing Date hereunder;

      (v) that Buyer and the Property shall not be subject to any payment or performance obligations or any other liability or encumbrance related to the Lease or Tenant's tenancy following the Closing; and

      (vi) Tenant shall, at its sole cost and expense: (1) cause any service contracts or other agreements affecting the Property and to which Tenant is either a party or has otherwise consented to be terminated at or prior to Closing, (2) cause all legal and contractual claims and obligations under all such terminated contracts and agreements to be paid, performed and satisfied such that there shall exist no outstanding unsatisfied claim, obligation or liability with respect thereto that exists or may arise with respect to the Property after the Closing Date; and (3) deliver evidence of the foregoing to Buyer at or prior to Closing. Buyer acknowledges that Tenant's failure or refusal to execute a lease termination agreement shall be a failure of a condition precedent entitling Buyer to the return of its Earnest Money hereunder, and in no event shall such failure or refusal be deemed a Seller default hereunder.

      (c) Concurrent with the execution of this Agreement, Tenant has tendered into escrow with the Title Company (acting in its capacity as escrow agent) an executed promissory note payable to Seller in the original principal amount of One Hundred Twenty One Thousand Five Hundred Dollars ($121,500.00) (the "Tenant's Note") pursuant to escrow instructions satisfactory to Buyer and Tenant. The delivery of Tenant's Note to Seller shall: (1) be deemed a condition precedent to Seller's obligation to deliver the Deed (as hereinafter defined) hereunder; and (2) be conditioned only upon the closing of this transaction. Seller acknowledges that if, at the time of closing, the Title Company notifies Seller that the only condition on the delivery of Tenant's Note to Seller is the Closing hereunder and that as of the time of Closing no demand has been made upon Title Company for the return of Tenant's Note or containing any instruction contrary to the terms of the escrow instructions therefor, then the condition precedent in clause (1) above shall be deemed satisfied and waived. While the parties acknowledge that the Tenant's Note is additional consideration for Seller to enter into this Agreement, the validity, enforceability or collection of Tenant's Note or any amounts due thereunder shall not be a continuing condition of Seller's obligations under this Agreement.

5. Due Diligence and Approval Period Extensions

   (a) Buyer shall have two (2) options to extend the Due Diligence Period for additional periods of thirty (30) days each for no additional consideration via written notice to Seller given no later than five (5) days prior to the end of the initial Due Diligence Period or the first extension thereof pursuant to this Section 5(a), as the case may be. For purposes of this Agreement, whenever the term "Due Diligence Period" is used, it shall in each case refer to the Due Diligence Period, as extended in accordance with the terms of this Agreement (regardless of whether there is an express reference to any such extension).

   (b) Buyer shall have two (2) options to extend the Approval Period for additional periods of thirty (30) days each for no additional consideration via written notice to Seller given no later than five (5) days prior to the end of the initial Approval Period or the first extension thereof pursuant to this Section 5(b), as the case may be. For purposes of this Agreement, whenever the term "Approval Period" is used, it shall in each case refer to the Approval Period, as extended in accordance with the terms of this Agreement (regardless of whether there is an express reference to any such extensions).

6. Closing

   Conveyance of title and payment of the Purchase Price as contemplated under this Agreement (the "Closing") shall be held on a date and time mutually agreed between Seller and Buyer and within thirty (30) days after Buyer's satisfaction with or waiver of all of the Conditions set forth in this Agreement which are to be satisfied or waived within the Due Diligence Period and Approval Period and the fulfillment of all other terms of this Agreement; provided, however, if the Buyer's other acquisition transactions in the Shopping Center have not yet closed on the date set forth herein for Closing, then the Closing shall be extended for a reasonable period of time (not to exceed an additional sixty (60) days) to enable Buyer to close all such transactions concurrently. The Closing shall be held at an office of the Title Company in the county in which the Property is located or at another mutually agreed location, but may also be effectuated by courier delivery of the Closing documents and other Closing items to the Title Company with instructions as to disposition. Seller shall deliver sole and exclusive possession of the Property to Buyer at Closing, and the Property shall be unoccupied and subject to no claim of possession by any party other than Buyer.

7. Conveyance of Title

   (a) Seller shall convey good and marketable fee simple title to the Property to Buyer by a recordable statutory form special warranty deed ("Deed") together with any required real estate transfer valuation affidavit ("Affidavit"). For purposes of this Agreement, the phrase "good and marketable title" shall mean ownership of marketable title to the Property which is insurable by the Title Company in favor of Buyer under the Title Policy at standard rates, free of all exceptions other than the Permitted Exceptions, and providing affirmative coverage of all appurtenant rights of Seller existing on the Property before or created at the Closing. The legal description in the Deed and the Title Policy shall be identical to that contained in the Survey.

   (b) Seller shall deliver to Buyer and Title Company at Closing a title affidavit (in the Title Company's customary form) acceptable to Buyer and Title Company stating that Seller has sole and exclusive possession of the Property and stating, among other things reasonably required by Buyer and Title Company, that to the best of its knowledge either (i) there have been no improvements, repairs or changes to the Property between the Effective Date and Closing, or (ii) if there have been any such improvements, repairs or changes, all lienors or potential lienors in connection with such improvements, repairs or changes have been paid in full.

8. Closing Costs

(a) Seller shall pay: (i) Seller's attorney's fees; (ii) the cost of recording all documents necessary to deliver good and marketable title to Buyer hereunder; and (iii) all other costs and expenses specifically allocable to Seller pursuant to the terms of this Agreement or any other document or agreement to which Seller is a party in connection with the transactions contemplated hereunder.

(b) Buyer shall pay: (i) Buyer's attorney's fees; (ii) the expense of the Title Policy (including all endorsements thereto); (iii) the expense of the Survey; (iv) all transfer, documentary, conveyance or similar taxes, if any;
(v) the entire earnest money escrow fee; (vi) the entire Closing escrow fee, if any; (vii) all other recording fees with respect to documents to which Buyer is a party to be recorded pursuant to the Closing; and (viii) all other costs and expenses specifically allocable to Buyer pursuant to the terms of this Agreement or any other document or agreement to which Buyer is a party in connection with the transactions contemplated hereunder.

9. Prorations

   All real property ad valorem taxes shall be prorated (on a 365-day year basis) between Buyer and Seller as of Closing based upon 100% of each of the most recently available property assessment valuation and tax rate. If there is no assessment valuation or tax rate available for the year in which Closing occurs or for one or more years prior to Closing, 100% of each of the last known assessment and tax rate shall apply cumulatively to each year for which there is no known assessment valuation or tax rate. If Buyer becomes aware of any so-called "greenbelt", "roll-back" or other tax attributable to any period prior to Closing which becomes retroactively due pursuant to a change in zoning, use, ownership or otherwise, Buyer may, at its option, elect to: (i) accept title to the Property subject to such retroactive taxes; or (ii) terminate this Agreement, in which event, the Earnest Money shall be returned to Buyer and thereafter neither party shall have any further rights or obligations hereunder except as otherwise provided herein. A reproration shall occur when actual taxes are billed for the period up to Closing. All installments of special or installment assessments levied against the Property and due or mature as of Closing shall be paid in full by Seller on or before Closing.

10.   Casualty and Condemnation.

(a) If, prior to the Closing Date, the Property and the improvements thereon shall be destroyed or damaged by fire or other casualty, Buyer shall have the option (to be exercised in the manner hereinafter provided) to: (i) terminate this Agreement, in which event the Earnest Money shall be promptly returned to Buyer, and thereupon, this Agreement shall become null and void, and neither party shall have any further rights or obligations hereunder, except as otherwise expressly provided herein; or (ii) upon the Closing Date Seller shall (i) assign to Buyer the interest of Seller in and to any insurance proceeds with respect to said damage, and (ii) credit against the Purchase Price the amount of any deductible on Seller's casualty and insurance policies covering said damage. Seller agrees to give Buyer notice of any fire or other casualty within seventy-two (72) hours after any such event, and Buyer may exercise such option by delivering written notice to Seller within twenty (20) days following the receipt of such notice. If the Closing Date is less than twenty (20) days following the last day on which Buyer is entitled to elect to terminate this Agreement, then the Closing shall be delayed until Buyer makes such election.

   (b) If after the Effective Date and before Closing, all or any portion of the Property is condemned by any legally constituted authority, a notice of intent to condemn is issued for any portion of the Property, or any portion of the Property is sold in lieu of condemnation (all of which actions shall generically be referred to as a "condemnation"), Buyer shall determine, in its sole and absolute discretion, the effect of the condemnation on the Property and the financial viability of this Agreement. Within 60 days after notice of intent to condemn is received by Buyer, Buyer shall notify Seller in writing of Buyer's decision to either:
(i) terminate this Agreement, in which event all Earnest Money paid by Buyer shall be immediately refunded by Title Company to Buyer, or (ii) leave this Agreement in full force and effect and proceed to Close, in which case Seller shall assign to Buyer all of Seller's rights under the condemnation, or if the amount of the award is then ascertained or has been paid to Seller, the Purchase Price shall be reduced by an amount equal to the award, and Seller shall retain the rights to the award. If this Agreement is terminated by Buyer under alternative (i) above, all Earnest Money shall be returned to Buyer, and neither Buyer nor Seller shall have any further obligations or rights under this Agreement other than those which are expressly stated to survive a termination. If Buyer does not terminate this Agreement, the term "Property" as used herein shall refer to the remainder of the Property after condemnation. If the Closing Date is less than sixty (60) days following the last day on which Buyer is entitled to elect to terminate this Agreement, then the Closing shall be delayed until Buyer makes such election.

11.   Buyer's Representations and Warranties

   Buyer shall defend, indemnify and hold Seller harmless from and against any and all claims, actions, loss, cost, damage and expense (including reasonable attorneys' fees) resulting from any intentional misrepresentation or a willful breach by Buyer of Buyer's representations, warranties and covenants in this Agreement. All representations, warranties and covenants made herein by Buyer shall be deemed to be repeated as of Closing and shall survive Closing. Buyer represents, warrants and covenants to Seller that:

   (a) Buyer's execution, delivery and consummation of this Agreement is not prohibited by any agreement or instrument to which Buyer is a party.

(b) Buyer's execution, delivery and consummation of this Agreement is not subject to any consent or approval from or registration with any governmental authority.

(c) Subject to Condition 5 in Section 4 hereof pertaining to Buyer's Executive Committee Approval, this Agreement has been duly authorized, executed and delivered by Buyer, is a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms.

12.   Seller's Representations and Warranties

   Seller shall defend, indemnify and hold Buyer harmless from and against any and all claims, actions, loss, cost, damage and expense (including reasonable attorneys' fees) resulting from any inaccuracy or breach in any of Seller's representations, warranties and covenants in this Agreement. All representations, warranties, and covenants made herein by Seller shall be deemed to be repeated as of Closing and shall survive Closing for a period of one (1) year. Seller represents, warrants and covenants to Buyer that:

   (a) Seller has complete and full authority to execute this Agreement and to convey to Buyer an undivided 40% interest in good and marketable fee simple title to the Property in accordance with this Agreement, the individuals executing this Agreement are authorized to do so, all necessary action has been taken to authorize such execution, and Seller will execute and deliver to Buyer and the Title Company at or prior to Closing, as the case may require, such other documents, instruments, agreements, including but not limited to affidavits and certificates reasonably required (and reasonably satisfactory to Seller) to effectuate the transactions contemplated by this Agreement including, without limitation, evidence of Seller's authority to consummate the sale and the documents and instruments required by the terms of this Agreement.

   (b) Seller has received no notice of and has no knowledge of any pending or threatened action, litigation, or proceeding against the Seller or the Property, or taking or condemnation of the Property or any portion thereof.

   (c) Seller has received no notice of and has no knowledge of any violation of any law, ordinance, regulation or other legal requirement pertaining to the Property.

   (d) Seller's execution of this Agreement and Closing will not violate or breach any judgment, order, writ, injunction or decree issued against or imposed upon Seller, nor result in a violation of any applicable law, order, rule or regulation of any governmental authority. To the best of Seller's knowledge, there is no action, suit, proceeding or investigation pending in any court or before or by any federal, district, county, or municipal department, commission, board, bureau, agency or other governmental instrumentality which would affect title to the Property or any portion thereof or which questions the validity or enforceability of the transaction contemplated by this Agreement or any action which will be taken pursuant to this Agreement.

   (e) Except for the Lease (which shall terminate upon the closing hereunder), Seller has executed no unrecorded agreement which affects title to, the possession, use, operation or management of, the right to purchase, or the development of, the Property (or any portion thereof), and during the pendency of this Agreement Seller will execute no such agreement. There are no employees of Seller that provide services exclusively with respect to the Property, and during the pendency of this Agreement Seller will not hire any such person as an employee such that there shall exist no outstanding unsatisfied claim, obligation or liability with respect thereto that exists or may arise with respect to the Property after the Closing Date. Seller shall, at its sole cost and expense: (i) cause any service contracts or other agreements affecting the Property and to which Seller is either a party or has otherwise consented to be terminated at or prior to Closing,
(ii) cause all legal and contractual claims and obligations under all such terminated contracts and agreements to be paid, performed and satisfied such that there shall exist no outstanding unsatisfied claim, obligation or liability with respect thereto that exists or may arise with respect to the Property after the Closing Date; and (iii) deliver evidence of the foregoing to Buyer at or prior to Closing.

   (f) To the best of Seller's knowledge, all liens against the Property are shown in the official records of the taxing authorities or the office of the recorder of deeds in whose jurisdiction the Property is located.

   (g) To the best of Seller's knowledge, there is unlimited pedestrian and vehicular access to and from the Property to all streets abutting or bordering the Property.

   (h) To the best of Seller's knowledge, the Property (including any personalty located thereon) is not contaminated with, nor threatened with contamination by any chemical, material or substance to which exposure is prohibited or which is in excess of the amount limited by any federal, state, county, local or regional authority, nor has Seller been put on notice by any non-governmental expert that any chemical, material or substance poses a hazard to health, safety or property. In addition, to the best of Seller's knowledge, the Property has never been used for a landfill, dump site or for the storage of hazardous substances and there are no underground storage tanks on the Property.

   (i) Seller has received no notice of any pending or threatened termination of any utility services for the Property or the right to use any easement required for any utility service.

(j) To the best of Seller's knowledge, there are no obligations in connection with the Property of any so-called "recapture agreement" involving refund for sewer extension, oversizing utility, road work, lighting or like expense or charge for work or services done upon or relating to the Property or otherwise, and there exist no special taxes or assessments which have been imposed or are threatened to be imposed with respect to the Property.

   (k) To the best of Seller's knowledge, there are no leasing commissions or property management fees due as of the date hereof in connection with the Property arising out of any acts of Seller or any document to which Seller is a party or has otherwise consented to and there will be none due as of the Closing Date or which may become due thereafter.

   For purposes of this Agreement, the terms "Seller has no knowledge," "known to Seller," "Seller knows of," "to Seller's knowledge," "to the best of Seller's knowledge" and similar terms or phrases shall mean the actual knowledge of Seller or its partners, agents, employees, attorneys and consultants and the investigation of files in the possession or control of such parties, but shall not include any duty of additional investigation.

   EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OF THE PROPERTY CONVEYED HEREBY, INCLUDING, WITHOUT LIMITATION, THE CONFIGURATION, ACREAGE OR SQUARE FOOTAGE OF THE PROPERTY OR THE HABITABILITY,
CONDITION OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, AND BUYER AGREES THAT IT IS PURCHASING THE PROPERTY IN AN "AS-
IS, WHERE-IS" CONDITION. BUYER FURTHER ACKNOWLEDGES THAT EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN: (1) SELLER
HAS NO OBLIGATION TO PROVIDE BY ANY INFORMATION RELATING TO THE PROPERTY; (2) SELLER DOES NOT GUARANTEE OR REPRESENT
THE ACCURACY OR COMPLETENESS OF ANY INFORMATION OR REPORTS RELATING TO THE PROPERTY THAT MAY HAVE BEEN OR MAY BE
PROVIDED TO BUYER; AND (3) BUYER SHALL RELY ONLY UPON
BUYER'S OWN INVESTIGATION OF THE PROPERTY IN DECIDING
WHETHER TO PURCHASE THE PROPERTY HEREUNDER.

13.   Default

(a) If this transaction is not consummated due to Seller's default, Buyer may elect to enforce the specific performance of this Agreement or terminate this Agreement, in which event, the Title Company shall pay the Earnest Money to Buyer; provided, however, if specific performance of this Agreement is frustrated due to Seller's conveyance of all or part of the Property to a third party, or due to Seller's encumbering all or any part of or interest in the Property with a lien, lease, easement, restriction or other encumbrance after the Effective Date and not eliminated at or prior to Closing, or due to any other act or omission of Seller, it agents, employees or contractors, then Buyer may pursue any all remedies available to Buyer against Seller at law or in equity.

   (b) If this transaction is not consummated due to Buyer's default, the parties agree that due to the difficulty or impossibility of ascertainment of damages accruing to Seller, Title Company shall pay the Earnest Money to Seller as full and final liquidated damages, in lieu of all other legal or equitable rights or remedies Seller may have against Buyer.

14.   Brokers

   Seller represents and warrants to the Buyer that it has dealt with no real estate broker or agent with respect to the Property. Buyer represents and warrants to Seller that it has dealt with no real estate broker or agent with respect to the Property other than Gershman Brown Associates, Inc. (the "Broker"). Buyer shall pay all commissions, fees or compensation payable to the Broker arising out of this transaction. Each warranting party shall indemnify and save the other party harmless from any loss, cost, or damages, including reasonable attorney's fees, arising from the warranting party's breach of its warranty.

15.   Seller's Affirmative Covenants

   (a) Seller shall maintain the Property free from waste and neglect and in good order and repair and shall keep and perform or cause to be performed all obligations of the owner under the Lease and the lease termination agreement described in Condition 11 of Section 4 hereof, and all obligations of the owner of the Property under any recorded title documents or other documents affecting the Property and under applicable laws, codes, ordinances, rules and regulations through the Closing Date or termination of this Agreement, and Seller shall tender possession of the Property to Buyer in the same environmental condition the Property was in when last inspected by Buyer. Seller shall only be deemed in default pursuant to the last portion of the preceding sentence if the environmental condition thereof has adversely changed by reason of any act or omission of Seller. If any such adverse environmental change is due to any other reason, Buyer may, at its option, either accept such condition and proceed to close, or terminate this Agreement, in which event, the Earnest Money shall be promptly returned to Buyer.

   (b) From the date hereof to the Closing Date, Seller shall maintain or cause to be maintained liability, casualty and other insurance upon and in respect to the Property against such hazards and risks as are customarily insured by owners of similar properties.

   (c) Except as otherwise expressly permitted or required hereunder, from the date hereof to the Closing Date or earlier termination of this Agreement, Seller shall not do, suffer or permit, or agree to do, any of the following: (i) enter into any transaction with respect to or affecting the Property that would in any way prevent Seller's full performance hereunder, limit or adversely affect Buyer's rights hereunder or as an owner of the Property following Closing (including, without limitation, anything that may delay or increase the cost of Buyer's development of the Property); (ii) sell, encumber or grant any interest in the Property or any part thereof in any form or manner whatsoever; or (iii) enter into, amend, waive any rights under, terminate or extend any document or instrument affecting the Property without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. For purposes of the preceding sentence, it shall not be unreasonable for Buyer to refuse to consent to any matter that will impose any cost, liability or expense on Buyer either before or after the Closing or otherwise serve to delay or interfere with the Use or the Project.

16.   Miscellaneous

   (a)   Amendment.   No amendment to this Agreement shall be effective
unless in writing and signed by both parties.

   (b)   Applicable Law.   This Agreement shall be construed and enforced
in accordance with the laws of the state in which the Property is located.

   (c)   Waiver.   Failure of a party to exercise any right under this
Agreement or to insist upon strict compliance with regard to any term, condition or covenant specified herein shall not constitute a waiver of that right nor of strict compliance by the other party with any term, condition or covenant under this Agreement.

   (d)   Counterparts.   This Agreement may be executed in one or more
counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same agreement.

   (e)   Captions.   All captions and headings are for reference purposes
and shall not be deemed to modify the text of this Agreement.

   (f)   Severability.   The invalidity or unenforceability of a particular
provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if that invalid or unenforceable provision were omitted.

   (g)   Entire Agreement.   This Agreement constitutes the sole and
entire agreement of the parties and is binding upon Seller and Buyer, their heirs, successors, legal representatives and assigns.

   (h)   Agreement Assignable by Buyer.   This Agreement may be assigned
or transferred by Buyer, but Buyer shall remain liable for the obligations of Buyer under this Agreement.

   (i)   Exhibits.   All exhibits attached to this Agreement are by
reference incorporated herein and made a part of this Agreement.

   (j)  Nomenclature.   Any reference to a party shall include the
employees, officers, agents, contractors, assigns and successors-in-interest of that party.

   (k)   Timing.   Time is of the essence of this Agreement.  If the time
for the performance of any act, giving of Notice, or making any payment falls on a Saturday, Sunday or legal holiday, such time for performance shall be extended to the next business day.

   (l)   Effective Date.   If this Agreement is not signed
simultaneously by both parties, the first party to execute it ("Offeror") shall send an executed copy to the other party ("Offeree") in the manner provided for Notices, and it shall be deemed an offer which Offeree may accept only if Offeree delivers to an overnight courier for next day delivery a fully executed copy on or before the fifth (5th) day after the day on which Offeree received the executed copy. The "Effective Date" of this Agreement shall be the date upon which Offeree delivers the fully executed copy to the overnight courier as provided in the foregoing sentence.

17.   Notices

   All notices, requests, demands or other communications ("Notices") hereunder shall be in writing and given by national overnight courier (e.g., Fed Ex, UPS, Airborne) and shall be effective as of the date of delivery to the intended recipient as shown on the courier's records; delivery shall be deemed to have been made if the courier was not able to deliver due to change of address for which no notice was given. Notices (and copies as shown) shall be addressed as shown below or to such other address as may be specified from time to time in writing by either party:

To Seller:   AEI Real Estate Fund XVI
             1300 Minnesota World Trade Center
             30 East Seventh Street
             St. Paul, Minnesota 55101
             Attention:   Mr. Robert P. Johnson
             Telephone No.   (612) 227-7333
             Fax No.         (612) 227-7705

with a copy to: Michael Daugherty, Esq.
             1300 Minnesota World Trade Center
             30 East Seventh Street
             St. Paul, Minnesota 55101
             Telephone No.   (612) 720-0777
             Fax No.         (612) 221-9702

To Buyer:    Home Depot U.S.A., Inc.
             2800 Forest Lane
             Dallas, Texas 75229
             Attention:   John Luscher
             Southwest Real Estate Manager
             Telephone No.   (847) 413-4954
             Fax No.         (847) 413-4973

Copy to:     Altman, Kritzer & Levick, Ltd.
             1101 Perimeter Road, Suite 700 Schaumburg, IL  60173
             Attention: Gregg M. Dorman, Esq.
             Telephone No.   (847) 240-0340
             Fax No.      (847) 240-0344

Telephone and fax numbers shown above are for convenience of the parties only and do not in any manner modify the terms of this Section 17.

   18.   Non-Foreign Certificate.

At Closing, Seller shall furnish Buyer with a non-foreign certificate sufficient in form and substance to relieve Buyer of any and all withholding obligations under federal law, which certificate shall be reasonably satisfactory to Buyer and the Title Company. In the event that Seller does not furnish Buyer with said certificate, or if Buyer has reason to believe that said certificate would be wholly or partially false if given and so notifies Seller, in writing, on or before the Closing Date, Buyer shall be entitled to withhold up to ten (10%) percent of the Purchase Price in an escrow account to be held by Title Company until such time as Seller furnishes Buyer with a qualifying statement from the Internal Revenue Service sufficient to relieve Buyer of any and all withholding obligations under federal law, or until Buyer is required to deliver said funds to the Internal Revenue Service, whichever first occurs.

      TEXT OF AGREEMENT ENDS HERE; SIGNATURE PAGE TO FOLLOW


IN WITNESS WHEREOF, Seller and Buyer have each duly executed this
Agreement as of the dates shown adjacent to their signatures below.


SELLER:      AEI REAL ESTATE FUND XVI LIMITED PARTNERSHIP,
             a Minnesota limited partnership
             By:   AEI Fund Management XVI, Inc.,
                   a Minnesota corporation,
                   its general partner

             By:/s/ Robert P Johnson
             Printed Name: Robert P Johnson

                Title:President

             Date of Execution by Seller: 11-17, 1997


BUYER:       HOME DEPOT U.S.A., INC.,
             a Delaware corporation


             By: /s/ Kathryn E Lee
             Printed Name: Kathryn E. Lee

             Title: Senior Corporate Counsel

             Date of Execution by Buyer:  11-20, 1997


                          EXHIBIT A
Depiction of Property






                            EXHIBIT B
                        Legal Description

     [The legal description below shall be amended to reflect the legal description determined by the Survey]



   Parcel No. 4 of the Marketplace, being a Subdivision according to the plat thereof recorded in Plat Book 253, Page 58 of the St. Louis County Records.